APPOINTMENT OF ATTORNEY-IN-FACT

I hereby authorize the filing with the Securities and Exchange Commission of any and all reports on Forms 3, 4 and 5 ("Reports"), or any substitute form hereafter adopted by the Securities and Exchange Commission, as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended. I hereby appoint Rena Miller, Paul Burdiss and Thomas E. Laursen, and each of them, as my attorneys-in-fact with power to any of them to sign any and all Reports and any and all amendments to Reports or documents required to complete the filing of Reports or amendments thereto with the Securities and Exchange Commission on my behalf.

Dated the 26th of September, 2023.

STATE OF Utah )
) ss.
COUNTY OF Salt Lake )

ACKNOWLEDGMENT

On this 26 day of September, 2023, personally appeared before me DEREK Steward, known to me to be the person whose name is subscribed to the above instrument and who acknowledged that (s)he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

NOTARY PUBLIC

My Commission Expires:

5.5.2025

NOTARY PUBLIC
JONATHAN BOYLE
COMM. # 718113
MY COMMISSION EXPIRES
MAY 05, 2025
STATE OF UTAH